EXHIBIT 99.1
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[LOGO -- LAS VEGAS SANDS CORP.]

                                                       PRESS RELEASE

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FOR IMMEDIATE RELEASE


        LAS VEGAS SANDS CORP. REPORTS RECORD FIRST QUARTER 2006 RESULTS

LAS VEGAS, NV (MAY 4, 2006) -- Las Vegas Sands Corp. (NYSE:LVS), today reported financial results for the first quarter ended March 31, 2006.

COMPANY-WIDE OPERATING RESULTS

         Net revenue for the first quarter of 2006 increased 31.3% to a record $530.4 million compared to $403.8 million in the prior year's quarter. Adjusted net income for the first quarter of 2006 improved to $134.8 million, or adjusted earnings per diluted share of $0.38, versus adjusted net income of $103.1 million, or adjusted earnings per diluted share of $0.29, in the first quarter of 2005. (*) Adjusted net income and adjusted earnings per diluted share in the first quarter of 2006 exclude loss on disposal of assets, pre-opening expense, development expense, and certain stock offering costs. Adjusted net income and adjusted earnings per diluted share in the first quarter of 2005 exclude loss on disposal of assets, development expense, charitable contributions, and loss on early retirement of debt. On a GAAP
(Generally Accepted Accounting Principles) basis, net income in the first quarter of 2006 was $121.8 million, or $0.34 per diluted share, compared to $7.1 million, or $0.02 per diluted share, in the first quarter of 2005, when net income was affected by a significant loss on the early retirement of debt.

Consolidated adjusted property EBITDAR in the first quarter of 2006 came in at a record $204.5 million, an increase of 23.0% compared to $166.2 million in the year-ago quarter. Operating income improved significantly to $148.9 million versus $125.3 million in the first quarter of 2005.

"The first quarter of 2006 was another record earnings quarter for our company," began William P. Weidner, president and COO. "We delivered outstanding results at both our Las Vegas and Macao properties. And we continued to execute our development plans for The Palazzo in Las Vegas and for both The Sands Macao and The Cotai StripTM in Macao, as we lead the historic effort to create Asia's Las VegasTM." In addition, we identified and progressed on a series of additional growth initiatives designed to enhance our strategic position, and are in the process of completing a $2.5 billion credit facility to support our development plans in Macao."


                                  -- more --

LAS VEGAS FIRST QUARTER OPERATING RESULTS

In the first quarter of 2006 in Las Vegas, table games drop increased 17.6% to $363.5 million versus $309.1 million during the first quarter of 2005. Slot machine handle (volume) increased 5.0% to $529.5 million versus $504.4 million during the first quarter of 2005. Casino revenues were $97.1 million in the first quarter of 2006 compared to $94.7 million a year ago, an increase of 2.5%. Table games win percentage (calculated before discounts) was 22.1% in the 2006 quarter compared to 23.8% in the first quarter of last year. This compares to our expected range of 20% to 22%.

The Venetian's average daily rate (ADR) was $249 during the first quarter of 2006, compared to $243 in the first quarter of 2005. The Venetian's occupancy of available guestrooms was 99.9% during the first quarter of 2006, which compares to 97.8% during the prior year period, generating revenue per available room (REVPAR) of $248 in the 2006 period, an increase of 4.6% versus $237 in the 2005 period. Hotel revenues were $89.6 million during the first quarter of 2006 compared to $85.4 million in the first quarter of 2005.

Food and beverage revenues were $43.3 million in the first quarter of 2006 compared to $35.3 million in the 2005 period, an increase of 22.7%. Convention, retail, and other operating revenues were $34.2 million in the quarter compared to $27.3 million in the quarter last year, an increase of 25.3%.

On a GAAP basis, operating income for our Las Vegas operations was $79.3 million versus $80.8 million in the 2005 period. Adjusted property EBITDAR from our Las Vegas operations was $101.1 million. This compares to $98.4 million of EBITDAR from Las Vegas operations for the first quarter of 2005, an increase of 2.7%

"We are seeing the benefits of our targeted capital investments at The Venetian," noted Weidner. "The recent addition of 450,000 square feet of carpeted meeting space continues to fuel increases in group business and related food and beverage revenues. Our casino business was also strong, as both table drop and slot handle reflected healthy increases compared to the quarter one year ago. Our Blue Man Group Theater, Tao restaurant/night club and new Poker Room, which opened last month, are driving incremental visitation to the property, and we expect our new promotion of Phantom of the Opera - The Las Vegas Spectacular to contribute additional visitations when it opens in June.

"Looking further ahead, construction of The Palazzo remains on track for a third quarter 2007 opening. Upon completion, the Venetian and Palazzo together will encompass the largest integrated destination convention resort in the world, with over 7,000 hotel rooms, 1.1 million square feet of carpeted meeting space, and 1.15 million square feet of convention space. We believe this property will provide an excellent platform for growth in Las Vegas for years to come."


                                  -- more --

MACAO FIRST QUARTER OPERATING RESULTS

In Macao, first quarter casino revenues increased 62.7% to $278.2 million versus $171.0 million in the 2005 period. The Sands Macao reported record adjusted property EBITDAR of $103.4 million for the first quarter of 2006 compared to $67.8 million in the first quarter of last year. On a GAAP basis, operating income in Macao was $90.1 million for the first quarter of 2006, an increase of 48.9% compared to $60.5 million in last year's first quarter. Table games drop (the Non-Rolling Chip segment) was $1.06 billion in the first quarter of 2006, reflecting a year-over-year increase of 23.8% versus $855.4 million in the first quarter of 2005. First quarter 2006 Rolling Chip volume was $3.70 billion, compared to $855.7 million in the first quarter of 2005.

Non-Rolling Chip table games win percentage (calculated before discounts and incentives) came in at 18.6% in the first quarter of 2006, while Rolling Chip table games win percentage (calculated before discounts and commissions) was 2.5%. These results compare to our expected Non-Rolling Chip table games win percentage (calculated before discounts and commissions) of 17% to 19% and Rolling Chip table games win percentage (calculated before discounts and commissions) of 2.5% to 2.8%.

Slot handle (volume) for the first quarter of 2006 was $247.0 million, representing a 78.3% increase versus $138.6 million in the first quarter of 2005.

The substantial increases in revenues and operating income in Macao reflect robust market demand and capacity increases at The Sands.

Weidner stated, "We are continuing to make progress in Macao at all levels. We are particularly pleased with the continued strength of our mass market business. Despite significant increases in capacity in the Macao marketplace, our win per unit per day over the last twelve months has continued to increase. Looking ahead, we are preparing for the opening in May of an expansion to our Sands' Paiza Club, which will increase VIP gaming capacity, and we are on track for the completion and opening of the remainder of our Sands Macao expansion in August 2006. When the expansion is complete, The Sands Macao will have approximately 700 tables and 1,200 slot machines."

OTHER FACTORS AFFECTING EARNINGS

Interest expense, net of amounts capitalized, was $21.4 million for the first quarter of 2006 compared to $27.1 million during the first quarter of 2005. The decline is the result of the company's strategic decision to retire $850.0 million of 11% Mortgage Notes, which were replaced during the first quarter of 2005 with a combination of senior notes bearing interest at a rate of 6.375% and lower cost bank debt, and the redemption during the second quarter of 2005 of $120.0 million of floating rate notes which were secured by assets at The Sands Macao. Capitalized interest was $8.3 million during the first quarter of 2006 compared to $4.1 million during the first quarter of 2005.

Depreciation and amortization expense was $25.0 million for the first quarter of 2006, compared to $20.0 million for the first quarter of 2005.


                                  -- more --

Stock-based compensation expense was $2.9 million in the first quarter of 2006. We recognized no stock-based compensation expense in the first quarter of 2005.

Development expenses relating to our efforts in Singapore, Macao, Pennsylvania, Europe and elsewhere were $9.2 million in the first quarter of 2006, compared to $5.2 million in the first quarter of 2005. The increase of $4.0 million was principally related to our efforts in Singapore.

The effective tax rate for the first quarter of 2006 of 11.7% is lower than the United States federal statutory rate due primarily to a zero effective tax rate on our Macao net income as a result of an income tax holiday on gaming operations through 2008.

BALANCE SHEET ITEMS

Unrestricted cash balances at March 31, 2006 stood at $317.3 million while restricted cash balances were $690.6 million. Of the restricted cash balances, $577.4 million is restricted for construction of The Palazzo Resort Hotel Casino, the company's second resort hotel casino property in Las Vegas.

As of March 31, 2006, total debt outstanding, including the current portion, was $1.69 billion.

CAPITAL EXPENDITURES

Capital expenditures during the first quarter of 2006 totaled $294.2 million. This includes $196.0 million for construction and development activities in Macao, $75.5 million for construction and development activities at The Palazzo, and $22.7 million for improvements and maintenance capital expenditures at The Venetian and The Sands Expo and Convention Center in Las Vegas.


CONCLUDING COMMENTS

Weidner concluded, "While we continue to deliver exceptional financial and operating results, the opportunities that lie ahead are significant and broad-based. Our proven capabilities in the development and operation of integrated destination resorts position us to build and execute on a robust pipeline of growth opportunities worldwide.

"In addition, we recently submitted a proposal for a spectacular $3.6 billion project in Singapore, The Marina Bay Sands. The Marina Bay Sands proposal includes plans for an integrated resort with 2,500 hotel rooms, 1.2 million square feet of flexible meetings, incentive, convention, food and beverage, and exhibition space, one million square feet of retail space, three large entertainment venues, and gaming space which will include our high end Paiza Club.

"We continue to advance our proposal to develop an integrated destination resort in Bethlehem, Pennsylvania, on the site of the Bethlehem Steel Works, about a 90 minute drive away from Midtown Manhattan, and only one hour from the lucrative Northern New Jersey Corridor.


                                  -- more --

"We remain particularly pleased with the progress we are making in developing `Asia's Las Vegas' on the Cotai Strip. Importantly, we have reached agreements with a prestigious group of hotel operators that will participate with us in this historic opportunity. Thus far, our hotel partners include The Four Seasons Hotels and Resorts, Starwood Hotels and Resorts Worldwide, which will operate both a Sheraton and a St. Regis hotel, Shangri-La Hotels and Resorts, which will operate both a Shangri-La and a Traders hotel, and Hilton Hotels, which will operate both a Hilton and a Conrad hotel. We are actively negotiating the definitive agreements under which these leading operators will manage hotels and related vacation suites for us on the Cotai Strip.

"Construction of the Venetian Macao remains on track for a summer 2007 opening. We have made additional progress in the leasing of our Macao shopping malls, and now have reached agreement on commercial terms with over 150 retailers for approximately 500,000 square feet of retail space on the Cotai Strip, and we continue to make good progress in the negotiation of the definitive agreements with these retailers. In addition, we have secured a number of commitments from the largest and most important tradeshow organizers in the world, including Reed and Kenfair, and received dozens of tradeshow expressions of interest for our Venetian Macao convention and meeting facility. We have also reached an agreement with Cirque du Soleil to provide them a permanent home, their first in Asia, in our 1,800 seat Cirque du Soleil theatre in The Venetian Macao on the Cotai Strip.

"Looking further ahead in the Macao region, we remain enthusiastic about our strategy to master plan a leisure and convention destination resort on Hengqin Island, which will complement our entertainment developments just a few hundred yards from the Cotai Strip. We have advanced our master plan design activities and look forward to bringing another important dimension of travel and tourism to the region over the long-term. Our Hengqin Island plans remain subject to numerous conditions, including further government approvals."


                                      ###

CONFERENCE CALL INFORMATION
The company will hold a conference call to discuss the company's results on Thursday, May 4, 2006 at 1:30 p.m. PDT (4:30 p.m. EDT). Interested parties are invited to join the call by dialing (800) 798-2796 and using the access code 88051388. International callers, please dial (617) 614-6204, and use the same access code. The conference call will also be available through a live audio webcast at WWW.LASVEGASSANDS.COM (click on Investor Relations). A telephone replay will be available at (888) 286-8010 and (617) 801-6888, access code 58501821 from May 4, 2006 at approximately 6:30 p.m. PDT (9:30 p.m. EDT) through May 14, 2006.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to general economic conditions, competition, new ventures, substantial leverage and debt service, government regulation, legalization of gaming, interest rates, future terrorist acts, insurance, gaming junket operators, risks relating to our Macao gaming concession, infrastructure in Macao and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Las Vegas Sands Corp. assumes no obligation to update such information.

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(*)  See the accompanying tables and footnotes,  which reconcile net income to adjusted net income, reconcile net income and operating income (loss) to EBITDA and adjusted property EBITDAR, reconcile earnings per share to adjusted earnings per share. See also Note 1 following the tables at the end of this release.

(1) Adjusted net income (and adjusted earnings per share) is presented solely as a supplemental disclosure because management believes that it is (1) a widely used measure of performance, and (2) a principal basis for valuation of gaming companies, as this measure is considered by many to be a better measure on which to base expectations of future results than income from continuing operations computed in accordance with GAAP. Reconciliations of GAAP net income and earnings per share to adjusted net income and adjusted earnings per share are included in the financial schedules accompanying this release.




ABOUT LAS VEGAS SANDS CORP.

Las Vegas Sands Corp. is a hotel, gaming, resort and exhibition/convention company headquartered in Las Vegas, Nevada. The company owns The Venetian Resort Hotel Casino and the Sands Expo and Convention Center, where it hosts exhibitions and conventions, in Las Vegas and the Sands Macao in the People's Republic of China Special Administrative Region of Macao. The company is also developing additional casino hotel resort properties, including The Palazzo Resort Hotel Casino in Las Vegas and The Venetian Macao Casino Resort in Macao.

CONTACTS:

Investment  Community:  Scott Henry, Chief Financial  Officer,  (702) 733-5502
Media: Ron Reese, Director of Corporate Communications, (702) 414-3607

Las Vegas Sands Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands,except share and per share data)
(Unaudited)

                                                        Three Months Ended
                                                            March 31,
                                                 ------------------------------
                                                      2006             2005
                                                 -------------    -------------

Revenues:
  Casino                                         $     375,382    $     265,786
  Rooms                                                 91,138           86,077
  Food and beverage                                     51,816           43,489
  Retail                                                 2,771            2,155
  Other                                                 32,234           26,299
                                                 -------------    -------------
                                                       553,341          423,806
  Less - Promotional allowances                        (22,977)         (20,012)
                                                 -------------    -------------
                                                       530,364          403,794
                                                 -------------    -------------

Operating Costs and Expenses:
  Casino-Hotel operations                              327,350          237,568
  Rental expense                                         3,707            3,705
  Corporate expense                                     12,954           10,882
  Pre-opening expense                                    2,219               --
  Development expense                                    9,168            5,175
  Depreciation and amortization                         25,005           19,965
  Loss on disposal of assets                             1,081            1,163
                                                 -------------    -------------
                                                       381,484          278,458
                                                 -------------    -------------


  Operating income                                     148,880          125,336


  Interest expense, net of amounts capitalized         (21,415)         (27,083)
  Interest income                                       10,214            7,394
  Other income                                             164               --
  Loss on early retirement of debt                          --         (132,834)
                                                 -------------    -------------

Income (loss) before income taxes                      137,843          (27,187)

Benefit (provision) for income taxes                   (16,060)          34,299
                                                 -------------    -------------

Net income                                       $     121,783    $       7,112
                                                 =============    =============

Basic earnings per share                         $        0.34    $        0.02
Diluted earnings per share                       $        0.34    $        0.02

Weighted average shares outstanding
  Basic                                            354,199,253      354,160,692
  Diluted                                          354,592,597      355,029,968

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data-Adjusted Net Income and Earnings Per Share
(In thousands,except share and per share data)
(Unaudited)


                                                          Three Months Ended
                                                              March 31,
                                                    ---------------------------
                                                         2006          2005
                                                    ------------   ------------

Net income                                          $    121,783   $      7,112

Loss on disposal of assets, net                            1,077          1,163
Pre-opening expense, net                                   2,006             --
Development expense, net                                   8,649          4,887
Stock offering costs, net                                  1,327             --
Charitable contributions, net                                 --          3,575
Loss on early retirement of debt, net                         --         86,342
                                                    ------------   ------------

Adjusted net income (1)                             $    134,842   $    103,079
                                                    ============   ============
Per diluted share of common stock:
Net income                                          $       0.34   $       0.02
Loss on disposal of assets, net                               --           0.01
Pre-opening expense, net                                    0.01             --
Development expense, net                                    0.02           0.01
Stock offering costs, net                                   0.01             --
Charitable contributions, net                                 --           0.01
Loss on early retirement of debt, net                         --           0.24
                                                    ------------   ------------
Adjusted Earnings Per Share (1)                     $       0.38   $       0.29
                                                    ============   ============

Weighted average diluted shares outstanding          354,592,597    355,029,968

-----------------------

(1) Adjusted net income and adjusted earnings per share are supplemental non-GAAP financial measures used by management, as well as industry analysts, to evaluate operations. Management also believes that these measures are considered by many to be more useful measures on which to base expectations of future results than net income and earnings per share computed in accordance with generally accepted accounting principles ("GAAP").



Las Vegas Sands Corp. and Subsidiaries
Supplemental Data - Net Revenues by Resort
(In thousands)
(Unaudited)

                                                         Three Months Ended
                                                              March 31,
                                                     -------------------------
                                                          2006         2005
                                                     -----------   -----------

The Venetian                                         $   248,727   $   228,738
The Sands Macao                                          281,637       175,056
                                                     -----------   -----------
                                                     $   530,364   $   403,794
                                                     ===========   ===========

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data Schedule
(In thousands)
(Unaudited)


The following are reconciliations of Operating Income to Adjusted EBITDA and Adjusted Property EBITDAR

                                                          Three Months Ended March 31, 2006

                                Depreciation   Loss on     Pre-                    (1)                                    Adjusted
                   Operating       and        Disposal    Opening  Development Stock-Based  Adjusted  Corporate   Rental  Property
                  Income (Loss) Amortization  of Assets   Expense    Expense   Compensation  EBITDA    Expense    Expense  EBITDAR
                  ------------- ------------  ---------  --------- ----------- ------------ --------  ---------  -------- ---------
The Venetian        $   79,263    $  16,738    $     12   $    608  $     --    $     942   $ 97,563  $     --   $ 3,519  $ 101,082

The Sands Macao         90,084        7,752       1,069      1,611     2,170          573    103,259        --       188    103,447

Other development       (6,998)          --          --         --     6,998           --         --        --        --         --

Corporate              (13,469)         515          --         --        --           --    (12,954)   12,954        --         --

                  ------------- ------------  ---------  --------- ----------- ------------ --------  ---------  -------- ---------
                    $  148,880    $  25,005    $  1,081   $  2,219  $  9,168    $   1,515   $187,868  $ 12,954   $ 3,707  $ 204,529
                  ============= ============  =========  ========= =========== ============ ========  =========  ======== =========


                                                          Three Months Ended March 31, 2005

                                Depreciation   Loss on     Pre-                                                           Adjusted
                   Operating       and        Disposal    Opening  Development Stock-Based  Adjusted  Corporate   Rental  Property
                  Income (Loss) Amortization  of Assets   Expense    Expense   Compensation  EBITDA    Expense    Expense  EBITDAR
                  ------------- ------------  ---------  --------- ----------- ------------ --------  ---------  -------- ---------

The Venetian        $   80,778    $  14,141    $     --   $     --  $     --    $      --   $ 94,919  $     --   $ 3,502  $  98,421

The Sands Macao         60,509        5,824          --         --     1,269           --     67,602        --       203     67,805

Other development       (5,069)          --       1,163         --     3,906           --         --        --        --         --

Corporate              (10,882)          --          --         --        --           --    (10,882)   10,882        --         --

                  ------------- ------------  ---------  --------- ----------- ------------ --------  ---------  -------- ---------
                    $  125,336    $  19,965    $  1,163   $     --  $  5,175    $      --   $151,639  $ 10,882   $ 3,705  $ 166,226
                  ============= ============  =========  ========= =========== ============ ========  =========  ======== =========

(1) The Company adopted Statement of Financial Accounting Standards No. 123R, "Share-Based Payments", on January 1, 2006 and recorded $2.9 million of stock-based compensation expense during the three months ended March 31, 2006, $1.1 million of which is included in corporate expense and $0.3 million of which is included in development expense on our condensed statement of operations.

Note: The prior period presentation has been revised to conform to the current period presentation.

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data Schedule
(In thousands)
(Unaudited)


The following is a reconciliation of Net Income to Adjusted EBITDA and Adjusted Property EBITDAR:

                                                           Three Months Ended
                                                               March 31,
                                                        ----------------------
                                                           2006         2005
                                                        ---------    ---------
Net income                                              $ 121,783    $   7,112
  Add (deduct) :
     (Benefit) provision for income taxes                  16,060      (34,299)
     Other income                                            (164)          --
     Interest income                                      (10,214)      (7,394)
     Interest expense, net of amounts capitalized          21,415       27,083
     Loss on early retirement of debt                          --      132,834
     Depreciation and amortization                         25,005       19,965
     Loss on disposal of assets                             1,081        1,163
     Pre-opening expense                                    2,219           --
     Development expense                                    9,168        5,175
     Stock-based compensation                               1,515           --
                                                        ---------    ---------

Adjusted EBITDA                                           187,868      151,639

  Add :
     Rental expense                                         3,707        3,705
     Corporate expense                                     12,954       10,882
                                                        ---------    ---------

Adjusted Property EBITDAR                               $ 204,529    $ 166,226
                                                        =========    =========

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data Schedule
(In thousands except room and other information)
(Unaudited)

                                                            Three Months Ended
                                                                 March 31,
                                                           --------------------
                                                             2006        2005
                                                           --------    --------

Total Adjusted Property EBITDAR (1)                        $204,529    $166,226

Room Statistics for the Venetian:
        Occupany %                                            99.9%       97.8%
        Average daily room rate (ADR) (2)                  $    249    $    243
        Revenue per available room (REVPAR) (3)            $    248    $    237

Other Information:
     The Venetian:
        Table games win per unit per day (4)               $  6,584    $  6,105
        Slot machine win per unit per day (5)              $    213    $    176
        Average number of table games                           136         134
        Average number of slot machines                       1,741       1,993

     The Sands Macao:
        Table games win per unit per day (4)               $  7,430    $  5,467
        Slot machine win per unit per day (5)              $    236    $    179
        Average number of table games                           434         336
        Average number of slot machines                         907         764


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(1)  Adjusted   property   EBITDAR   consists  of  operating   income   before
     depreciation and amortization, rental expense, pre-opening expense, development expense, loss on disposal of assets, stock-based compensation and corporate expense. Adjusted property EBITDAR and adjusted EBITDA are supplemental non-GAAP financial measures used by management, as well as industry analysts, to evaluate operations. In particular, management utilizes adjusted property EBITDAR to compare the operating profitability of its casinos with those of its competitors. Rental expense is added to adjusted EBITDA because the Company leases its HVAC plant and believes this provides a comparison of operating profitability to Las Vegas competitors who own their HVAC plants. Las Vegas Sands Corp. is also presenting adjusted property EBITDAR because it is used by some investors as a way to measure a company's ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have hitorically reported EBITDAR as a supplemental performance measure to GAAP financial measures. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Las Vegas Sands Corp. have historically excluded pre-opening expense, development expense, and corporate expense, which do not relate to the management of specific casino properties from their EBITDAR calculations. When evaluating adjusted property EBITDAR, investors should consider, among other factors, (1) increasing or decreasing trends in adjusted property EBITDAR and (2) how adjusted property EBITDAR compares to levels of debt and interest expense. However, adjusted property EBITDAR should not be interpreted as an alternative to income from operations (as an indicator of operating performance) or to cash flows from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. Las Vegas Sands Corp. has significant uses of cash flow, including capital expenditures, interest payments and debt principal repayments, which are not reflected in adjusted property EBITDAR. Not all companies calculate EBITDAR in the same manner. As a result, adjusted property EBITDAR as presented by Las Vegas Sands Corp. may not be comparable to similarly titled measures presented by other companies. Adjusted property EBITDAR consists of adjusted EBITDAR for a particular property, such as The Venetian in Las Vegas and The Sands Macao in Macao.

(2) ADR is Average Daily Rate and is calculated by dividing total room revenue by total rooms occupied.

(3) REVPAR is defined as Revenue Per Available Room and is calculated by dividing total room revenue by rooms available.

(4) Table games win per unit per day is shown before discounts and commissions.

(5) Slot machine win per unit per day is shown before deducting cost for slot points.